Exhibit 10.4

February 1, 2016
E. Clinton Cain
AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, GA 30076

Dear Clinton,
On behalf of AdCare Health Systems, Inc. (“AdCare”), this letter agreement (the “Letter Agreement”) outlines the terms of potential payments from AdCare to you. In this agreement, the terms “you” and “your” refer to you, Clinton Cain. The terms “us,” “we,” and “our” refer to AdCare, and are collectively referred to as the “parties.”
The parties agree that termination “for cause” means due to negligence or misconduct in the performance of your material duties that directly results in an economic loss to AdCare, and termination “without cause” means due to any other reason, including, but not limited to, the relocation of the offices of AdCare and/or its successors or affiliates from the greater Atlanta area and/or any adverse change to compensation such as any reduction in salary, regardless of whether your salary has increased between the date of signing this Letter Agreement and your last day of employment. Your last day of employment referred to herein shall be known as the “Termination Date.”
If you are terminated without cause, you will be paid twelve (12) months of severance pay comprised of salary continuation. This amount will be the greater of either (i) your salary upon the date of signing this Letter Agreement, or (ii) your salary at the Termination Date (“Severance”). Severance is subject to all applicable withholdings and is to begin immediately after the Termination Date until Severance is paid in full. You will not receive Severance if you are terminated for cause or you voluntarily terminate your employment, except for, as specified above, you voluntarily terminate your employment with AdCare and/or its successors or affiliates upon a reduction in compensation. Such voluntary termination resulting from any reduction in salary shall be considered termination “without cause” for purposes of this Letter Agreement. Such Severance shall only be applicable to the extent your Termination Date is within 24 months of the date of this Letter Agreement.
This Letter Agreement represents the entire agreement between the parties as it relates to potential salary continuation payments, and any modifications must be made in writing and executed by both parties.

This Agreement shall be interpreted according to the laws of the State of Georgia. The undersigned accepts the terms of this Letter Agreement as outlined above.
Regards,

/s/ Allan J. Rimland 2/1/2016	/s/ E. Clinton Cain 2/1/2016
Allan J. Rimland, President, Date	Name, Date